EXHIBIT 10.5

PURCHASE AGREEMENT

THIS AGREEMENT is effective as of June 1, 2013;

BETWEEN:	SANDING LONGDONG, a resident of Indonesia (the “Seller”),

AND:	PT PUNCAK KALABAT, an Indonesia corporation having its registered office at Kab. Minahasa Utara (the "Purchaser")

AND:	BORNEO RESOURCE INVESTMENTS, LTD., a Nevada corporation having its registered office at 19125 North Creek Parkway, Suite 120, Bothell, Washington 98011 USA (the "Parent" and collectively with the Seller and the Purchaser, the “Parties”)

WHEREAS:

A. The Seller is the owner of 30 Ha of land located in Kab. Minahasa Tenggara, Kec. Ratatotok, Ratatotok, Ds., including anything growing and built on the land (the “Property”), which, pursuant to the legislative provisions, may be categorized as immovable property, including any mined gold processing plant ;

B. The Seller hereby agrees to sell to the Purchaser and the Purchaser hereby agrees to purchase the Property for a total consideration of $2 million (US$2,000,000) and on the terms and conditions hereinafter set forth;

NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the sum of US$55,000 now paid by the Purchaser to the Seller (the receipt of which is hereby acknowledged), the Parties agree as follows:

DEFINITIONS

1. For the purposes of this Agreement the following words and phrases shall have the following meanings, namely:

(a)	"Agreement" means the agreement to acquire the Property as provided herein;
(b)	"Payment Period" means the period from the date of this Agreement to and including the date of the final payment made by the Purchaser to the Seller;
(c)
"Property Rights" means all licenses, permits, easements, rights-of-way, certificates and other approvals obtained by either of the Parties either before or after the date of this Agreement and necessary for the exploration of the Property;

REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLER

2.	(a)	The Seller represents and warrants to and covenants with the Purchaser that:
(i)
it is legally entitled to hold the Property and the Property Rights and will remain so entitled until the interest of the Seller in the Property which is subject to the Option has been duly transferred to the Purchaser as contemplated hereby;

(ii)
it is, and at the time of each transfer to the Purchaser of an interest in the mineral claims comprising the Property pursuant to the exercise of the Option it will be, the recorded holder and beneficial owner of all of the mineral claims comprising the Property free and clear of all liens, charges and claims of others, and no taxes or rentals are or will be due in respect of any of the mineral claims;

(iii)
the mineral claims comprising the Property have been duly and validly located and recorded pursuant to the laws of the jurisdiction in which the Property is situate and, are in good standing with respect to all filings, fees, taxes, assessments, work commitments or other conditions on the date hereof ;

(iv)
there are not any adverse claims or challenges against or to the ownership of or title to any of the mineral claims comprising the Property, nor to the knowledge of the Seller is there any basis therefor, and there are no outstanding agreements or options to acquire or purchase the Property or any portion thereof; and

(v)	it has been duly incorporated, amalgamated or continued and validly exists as a corporation in good standing under the laws of its jurisdiction of incorporation, amalgamation or continuation.

REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PURCHASER

3.	(a)	The Purchaser represents and warrants to and covenants with the Seller that:

(i)	it has been duly incorporated, amalgamated or continued and validly exists as a corporation in good standing under the laws of its jurisdiction of incorporation, amalgamation or continuation;

(ii)
it has duly obtained all corporate authorizations for the execution of this Agreement and for the performance of this Agreement by it, and the consummation of the transactions herein contemplated will not conflict with or result in any breach of any covenants or agreements contained in, or constitute a default under, or result in the creation of any encumbrance under the provisions of the Articles or the constating documents of the Purchaser or any shareholders' or directors' resolution, indenture, agreement or other instrument whatsoever to which the Purchaser is a party or by which it is bound or to which it or the Property may be subject;

PAYMENT SCHEDULE

4.	(a)	Payments to the Seller from the Purchaser, with respect to its acquisition of the Property shall be made as follows:

(a)	$5,000, receipt of which is duly acknowledged (“First Payment);
(b)	a further $45,000 due upon execution of this Agreement (“Second Payment”);
(c)	a further $450,000 on or before June 30, 2013 (“Third Payment”); and
(d)	a final payment of $1,500,000 on or before December 31, 2013.

5.	(a)
Following the execution of this Agreement, the Seller shall not, directly or indirectly, with respect to the Property, solicit, initiate, encourage, entertain or participate in any inquiries or proposals from, discuss or negotiate with, provide any information to, consider the merits of any inquiries or proposals from, or enter into any term sheet, letter of intent or contract with, any person or entity (including any of its officers or employees).

	(b)	Upon execution of this Agreement, the Seller shall deliver to the Purchaser duly executed transfers of the appropriate interest in the Property.

RIGHT OF ENTRY

6. Throughout the Payment Period the directors and officers of the Purchaser and its servants, agents and independent contractors, shall have the sole and exclusive right in respect of the Property to:

(a)	enter thereon;
(b)	do such prospecting, exploration, development and other mining work thereon and thereunder as the Purchaser in its sole discretion may determine advisable; and
(c)	remove therefrom and dispose of reasonable quantities of ores, minerals and metals for the purposes of obtaining assays or making other tests.

OBLIGATIONS OF THE PURCHASER DURING OPTION PERIOD

7. During the Payment Period, the Purchaser shall:

(a)
maintain in good standing those mineral claims comprising the Property by the doing and filing of assessment work or the making of payments in lieu thereof, by the payment of taxes and rentals, and the performance of all other actions which may be necessary in that regard and in order to keep such mineral claims free and clear of all liens and other charges arising from the Purchaser's activities thereon except those at the time contested in good faith by the Purchaser;

(b)	record all exploration work carried out on the Property by the Purchaser as assessment work;
(c)	permit the directors, officers, employees and designated consultants of the Seller, at their own risk and expense, access to the Property at all reasonable times, and the Seller agrees to
(d)	do all work on the Property in a good and workmanlike fashion and in accordance with all applicable laws, regulations, orders and ordinances of any governmental authority;
(e)
deliver to the Seller, forthwith upon receipt thereof, copies of all reports, maps, assay results and other technical data compiled by or prepared at the direction of the Purchaser with respect to the Property.

TRANSFERS

8.	(a)	The Purchaser may at any time either during the Payment Period or thereafter, sell, transfer or otherwise dispose of all or any portion of its interest in and to the Property and this Agreement.

GENERAL

9.	(a)	This Agreement shall supersede and replace any other agreement or arrangement, whether oral or written, heretofore existing between the Parties in respect of the subject matter of this Agreement.
(b)
No consent or waiver expressed or implied by either Party in respect of any breach or default by the other in the performance by such other of its obligations hereunder shall be deemed or construed to be a consent to or a waiver of any other breach or default.

(c)
The Parties shall promptly execute or cause to be executed all documents, deeds, conveyances and other instruments of further assurance and do such further and other acts which may be reasonably necessary or advisable to carry out fully the intent of this Agreement or to record wherever appropriate the respective interest from time to time of the Parties in the Property.

(d)	This Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.
(e)	This Agreement shall be governed by and construed in accordance with the laws of Indonesia.
(f)	Any reference in this Agreement to currency shall be deemed to be United States currency.
(g)
This Agreement may be executed in several parts in the same form and such parts as so executed shall together constitute one original agreement, and such parts, if more than one, shall be read together and construed as if all the Parties hereto had executed one copy of this Agreement.

IN WITNESS WHEREOF the Parties hereto have executed this Agreement as of the day and year indicated below.

SANDING LONGDONG

/s/ Sanding Longdong
Sanding Longdong
Date: 06-01-2013

PT PUNCAK KLABAT
by its authorized signatory:

/s/ Grace Sophia Judi Sarendatu
Grace Sophia Judi Sarendatu SH.
President & Director Date: 06-01-2013

BORNEO RESOURCE INVESTMENTS LTD.
by its authorized signatory:

/s/ Nils Ollquist
Nils Ollquist
President & CEO
Date: 06-01-2013